Exhibit 23.1

KPMG LLP 1660 International Drive McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
LCC International, Inc.:

We consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 1 to Form S-8 of LCC International, Inc. our report dated March 19, 2004, with respect to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedule which report appears in the December 31, 2003 annual report on Form 10-K of LCC International, Inc.

/s/ KPMG LLP

McLean, Virginia
November 10, 2004